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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Marten Transport, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Marten Transport, Ltd. The meeting will be held on Tuesday, May 6, 2003, at 4:00 p.m. local time, at the Ramada Conference Center, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.

        We suggest you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

        We hope you will attend the Annual Meeting. Whether or not you attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting.

Very truly yours,

Randolph L. Marten Chairman of the Board and President
April 10, 2003

MARTEN TRANSPORT, LTD.
129 Marten Street
Mondovi, Wisconsin 54755

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2003

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

        The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on Tuesday, May 6, 2003, at 4:00 p.m. local time, at the Ramada Conference Center, 1202 West Clairemont Avenue, Eau Claire, Wisconsin, for the following purposes:

  1.
  To elect six directors to serve for the next year or until their successors are elected and qualified.

  2.
  To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

        Only stockholders of record as shown on the books of the Company at the close of business on March 21, 2003, will be entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Thomas A. Letscher Secretary
April 10, 2003

MARTEN TRANSPORT, LTD.
129 Marten Street
Mondovi, Wisconsin 54755

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2003

INTRODUCTION

        The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on May 6, 2003, at 4:00 p.m. local time, at the Ramada Conference Center, 1202 West Clairemont Avenue, Eau Claire, Wisconsin. See the Notice of Meeting for the purposes of the meeting.

        A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock, par value $.01 per share. Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our common stock.

        Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary. The revocation notice may be given before the Annual Meeting, or a stockholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

        We expect to mail this Proxy Statement, the Proxy and Notice of Meeting to stockholders on or about April 10, 2003.

VOTING OF SHARES

        Only holders of common stock of record at the close of business on March 21, 2003, will be entitled to vote at the Annual Meeting. On March 21, 2003, we had 4,251,995 shares of common stock outstanding. For each share of common stock that you own of record at the close of business on March 21, 2003, you are entitled to one vote on each matter voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights.

        Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on March 21, 2003 (2,125,998 shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the proxy card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter. A proxy card reflecting a broker non-vote is any that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter, because voting instructions have not been received and the broker has no discretionary authority to vote.

        Assuming a quorum is present at the Annual Meeting, any business, except for the election of directors, that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal. With respect to the election of directors, the six director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. You may vote for or against a proposal, or may abstain from voting on a proposal. Shares voted as abstaining on a proposal will be treated as votes against the proposal. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Votes withheld from the election of director nominees, therefore, will be excluded entirely from the vote and will have no effect. Broker non-votes on a proposal will be treated as shares not entitled to vote on that proposal and, therefore, will not be counted as voted shares.

        Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders but lacking any voting instructions will be voted in favor of the election of the director nominees. The proxies named on the proxy cards will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

        Our Bylaws provide that the Board shall have at least one member, or a different number of members as may be determined by the Board of Directors or the stockholders. The Board of Directors has determined that there will be six directors, all elected at the Annual Meeting.

        The Board of Directors has nominated the six persons listed below. If elected, the individuals will serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all were elected at last year's Annual Meeting of Stockholders.

        The Board recommends a vote FOR the election of each of the nominees listed below. The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors. If, before the Annual Meeting, the Board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee selected by the Board. The proxies may also, at the Board's discretion, be voted for the remaining nominees. The Board believes that all nominees will be able to serve at the time of the Annual Meeting. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

Information About Nominees

        The following information has been furnished by the respective nominees for director.

Name of Nominee	Age	Principal Occupation	Director Since
Randolph L. Marten	50	Our Chairman of the Board and President	1980
Darrell D. Rubel	58	Our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	1983
Larry B. Hagness	53	President of Durand Builders Service, Inc., Durand, Wisconsin	1991
Thomas J. Winkel	60	Management Consultant	1994
Jerry M. Bauer	51	President of Bauer Built, Incorporated, Durand, Wisconsin	1997
Christine K. Marten	47	Flight Attendant with Northwest Airlines	1998

Other Information About Nominees

        Randolph L. Marten has been a full-time employee of ours since 1974. Mr. Marten has been a Director since October 1980, our President since June 1986 and our Chairman of the Board since August 1993. Mr. Marten also served as our Chief Operating Officer from June 1986 until August 1998 and as a Vice President from October 1980 to June 1986.

        Darrell D. Rubel has been a Director since February 1983, our Chief Financial Officer since January 1986, our Treasurer since June 1986, our Assistant Secretary since August 1987 and our Executive Vice President since May 1993. Mr. Rubel also served as a Vice President from January 1986 until May 1993 and as our Secretary from June 1986 until August 1987.

        Larry B. Hagness has been a Director since July 1991. Mr. Hagness has been the President of Durand Builders Service, Inc., a retail lumber/home center outlet and general contractor, since 1978. Mr. Hagness has been an officer and owner of Main Street Graphics, a commercial printing company, since 1985.

        Thomas J. Winkel has been a Director since April 1994. Since January 1994, Mr. Winkel has been a management and financial consultant and private investor. From 1990 to 1994, Mr. Winkel was the majority owner, Chairman of the Board, Chief Executive Officer and President of Road Rescue, Inc., a manufacturer of emergency response vehicles. From 1966 to 1990, Mr. Winkel served in various professional capacities with Arthur Andersen & Co., the last six years as Managing Partner of its St. Paul, Minnesota office. Mr. Winkel has also served as a director of Featherlite, Inc., a manufacturer of specialty trailers and luxury motorcoaches, since 1994.

        Jerry M. Bauer has been a Director since January 1997. Mr. Bauer has been the President of Bauer Built, Incorporated since 1976. Bauer Built is a distributor of new and retreaded tires and related products and services throughout the Midwest, and a distributor of petroleum products in west central Wisconsin. Mr. Bauer has also served on the Boards of Directors of Security National Bank, Durand, Wisconsin, and Mason Shoe, Chippewa Falls, Wisconsin, since 1992 and 1999, respectively.

        Christine K. Marten has been a Director since September 1998. Ms. Marten has been a flight attendant with Northwest Airlines since 1978. Ms. Marten and Randolph L. Marten are siblings.

Additional Information About the Board of Directors

        We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act which, among other things, sets forth a number of new corporate governance standards and disclosure requirements. In addition, Nasdaq has recently proposed changes to its corporate governance and listing requirements. Many of the requirements of the Sarbanes-Oxley Act and the proposed Nasdaq rules are subject to final rule-making initiatives by the Securities and Exchange Commission, or SEC, and, therefore, have not yet become effective. When effective, many of the requirements may be subject to lengthy transitional provisions. In anticipation of the final effectiveness of these requirements, the Board and its Committees have initiated actions to pre-comply with many of the proposed rules. These actions include (i) adopting an amended Audit Committee Charter, which reflects changes required under the Sarbanes-Oxley Act, (ii) adopting a Compensation Committee Charter, outlining the duties of the Compensation Committee and requiring that each member meet the independence requirements of Nasdaq, (iii) adopting Corporate Governance Standards and (iv) adopting a Code of Ethics for Senior Financial Management.

        We will continue to monitor the progress of pending corporate governance legislation and related rule-making initiatives and will continue to evaluate Board duties and responsibilities with the intention of maintaining full compliance. For instance, we will monitor the rules and regulations of the SEC and the National Association of Securities Dealers, Inc. to ensure that a majority of our Board remains composed of "independent" directors. Currently, Ms. Marten, Mr. Winkel, Mr. Hagness and Mr. Bauer are all "independent" directors.

        Our Board of Directors held four meetings during 2002, and each director attended all Board meetings, as well as all meetings of Committees of the Board on which they serve. The Board of Directors has formed an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

        The Audit Committee provides assistance to the Board to satisfy its fiduciary responsibilities for our accounting, auditing, operating and reporting practices. The committee recommends engagement of our independent public accountants, reviews and approves services performed by such accountants, including the results of the annual audit, reviews and evaluates the adequacy of our system of internal controls and internal audit procedures and performs other related duties delegated to it by the Board. See the Audit Committee Report below for a description of additional responsibilities of the Audit Committee. The Audit Committee currently consists of Mr. Winkel (Chair), Mr. Hagness and Mr. Bauer. All of the members of the Audit Committee are "independent" directors. In addition, our Board has determined that Mr. Winkel is an "audit committee financial expert" as defined by the rules and regulations of the SEC. During 2002, the Audit Committee met four times.

        The Compensation Committee reviews general programs of compensation and benefits for all of our employees. The committee makes recommendations to the Board about matters such as compensation for our officers, directors and key employees. The committee also serves as the disinterested administrator of our 1995 Stock Incentive Plan. The Compensation Committee currently consists of Mr. Winkel (Chair), Mr. Hagness and Mr. Bauer. All of the members of the Compensation Committee are "independent" directors. During 2002, the Compensation Committee met three times.

        The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board regarding nominees for directors, monitors and reviews our corporate governance practices and compliance with corporate governance rules and regulations. The Nominating/Corporate Governance Committee currently consists of Mr. Hagness (Chair), Mr. Winkel and Mr. Bauer. All of the members of the Nominating/Corporate Governance Committee are "independent" directors. We established the Nominating/Corporate Governance Committee in April 2003. Accordingly, this committee did not meet during 2002.

Audit Committee Report

        The Audit Committee of the Board is composed of three "independent" directors and acts under a written charter, a copy of which is included as Appendix A to this Proxy Statement. The Board adopted the current Audit Committee Charter in April 2003 to comply with certain requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee will periodically review the Audit Committee Charter in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices and changes in applicable laws and regulations.

        The Audit Committee oversees Marten Transport's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

  •
  reviewed and discussed with management the audited financial statements for the year ended December 31, 2002;

  •
  reviewed with our independent auditor, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that are required to be discussed with the Audit Committee under generally accepted auditing standards and by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended; and

  •
  received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditor the auditor's independence from management and Marten Transport, including a consideration of the compatibility of non-audit services with their independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
THOMAS J. WINKEL (CHAIR) LARRY B. HAGNESS JERRY M. BAUER

Director Compensation

        We do not pay fees to directors who are our full-time employees, nor do we reimburse them for out-of-pocket expenses of attending Board or committee meetings. We generally pay directors who are not our full-time employees a fee of $500 for each Board or committee meeting attended, and reimburse them for out-of-pocket expenses of attending meetings. In January 2003, we revised our Board and committee compensation arrangements to reflect what we believe is necessary to attract and retain qualified individuals to serve in certain key positions, as well as to compensate directors for the expanded workload resulting from the new corporate governance legislation. We no longer pay any "independent" directors fees for any services other than service as directors. In addition to per-meeting fees and expense reimbursements, beginning in 2003 we will pay each non-employee director an annual retainer of $20,000. We will also pay the chair of our Audit Committee an additional annual retainer of $20,000, the chair of our Compensation Committee an additional annual retainer of $5,000, and the chair of our Nominating/Corporate Governance Committee an additional annual retainer of $2,500. In 2002, we paid Messrs. Hagness, Winkel and Bauer each $6,500 and Ms. Marten $3,000 in cash compensation for serving on the

Board and Board committees. No other director received any cash compensation for services as a director in 2002.

        We have granted to each of our current non-employee directors an option to purchase 15,000 shares of common stock under our 1995 Stock Incentive Plan upon their initial election to the Board. These options become exercisable in equal installments of one-third of the total shares under the option on the first three anniversaries of the grant date, as long as the director remains a Board Member. In addition, since 1998, each non-employee director has received an automatic grant of a non-qualified stock option to purchase 3,750 shares of common stock annually upon re-election to the Board by the stockholders. We issue these options at a per share exercise price equal to the fair market value of one share of common stock on the grant date. These options expire ten years from the grant date.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table gives information on the beneficial ownership of our common stock as of March 1, 2003, unless otherwise indicated. The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding common stock, (b) each director, (c) each named executive officer and (d) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Amount		Percent of Class
Randolph L. Marten 129 Marten Street Mondovi, WI 54755	1,928,825	(2)(3)	44.6%
Christine K. Marten 831 Jefferson Street Mondovi, WI 54755	602,075	(4)	14.1%
FMR Corp. 82 Devonshire Street Boston, MA 02109	447,700	(5)	10.5%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	413,535	(6)	9.7%
Darrell D. Rubel	60,000	(4)(7)	1.4%
Thomas J. Winkel	34,500	(4)	*
Jerry M. Bauer	33,750	(8)	*
Robert G. Smith	31,500	(8)	*
Larry B. Hagness	28,150	(4)	*
Timothy P. Nash	15,900	(8)	*
John H. Turner	7,500	(8)	*
All Directors and Executive Officers as a Group (12 persons)	2,809,850	(2)(3)(9)	61.1%

*
Less than 1% of the outstanding shares

(1)
Unless otherwise noted, the stockholders have sole voting and investment power for the shares shown. Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

(2)
We, Roger R. Marten and Randolph L. Marten, both as Individual Stockholders and as Voting Trustees, and Darrell D. Rubel, as a Voting Trustee, entered into a Stock Restriction Agreement dated September 19, 1986. Under this agreement, each of the Individual Stockholders agreed to dispose of any shares of common stock or interest under the Voting Trust Agreement, as defined in Note (3) below, or the Shares, only with the written consent of the other Individual Stockholder. If either Individual Stockholder wishes to dispose of any of his Shares, he must give the other Individual Stockholder and then us a right of first refusal to purchase the Shares. The Shares would be purchased at the lower of the price offered or a price calculated under the Stock Restriction Agreement. Upon the bankruptcy of an Individual Stockholder or any levy against any of the Shares, the Individual Stockholder must also give this right of first refusal to the other Individual Stockholder and us.

(3)
Includes (a) 1,853,825 shares placed into the Marten Voting Trust, or the Trust, by Randolph L. Marten and (b) 75,000 shares that Mr. Marten may acquire under outstanding options. The shares placed into the Trust are under the terms of a Voting Trust Agreement dated February 14, 1983, as amended, or the Voting Trust Agreement. The Voting Trust Agreement appointed Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro as Trustees of the Trust. The Trustees vote all of the shares under the Trust. The Trustees may vote on (a) an increase in our authorized stock, (b) the sale, lease or exchange of all or substantially all of our assets, (c) our consolidation or merger with or into another corporation and (d) our dissolution, only with the consent of each beneficial owner of the shares to be voted. Other actions taken under the Marten Voting Trust require an affirmative vote of a majority of the Trustees. The Voting Trust Agreement expires on December 31, 2012, unless terminated earlier by the Trustees or the beneficial owners of the common stock held in the Trust. Effective May 4, 1993, Randolph L. Marten, as subscriber, and Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro, as trustees, entered into an Agreement Regarding Voting Trust Agreement. This agreement becomes effective if the Voting Trust Agreement terminates. This agreement covers all shares owned by Randolph L. Marten on May 4, 1993, and any shares he later acquires. This agreement has the same provisions about the voting of shares as the Voting Trust Agreement and also expires on December 31, 2012.

(4)
Includes shares that the stockholder may acquire under outstanding options: for Ms. Marten, 30,000 shares; for Mr. Rubel, 37,500 shares; for Mr. Winkel, 33,750 shares; and for Mr. Hagness, 18,750 shares.

(5)
On February 14, 2001, FMR Corp. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2000, Fidelity Management & Research Company, or Fidelity, a wholly owned subsidiary of FMR Corp., beneficially owned 447,700 shares. The shares were beneficially owned through the Fidelity Low-Priced Stock Fund, or the Fund. The Board of Trustees of the Fund has sole voting power for all of the shares. The Fund, FMR Corp. (through its control of Fidelity) and Edward C. Johnson 3rd (Chairman of FMR Corp.) each has the sole power to dispose of the shares owned by the Fund. Mr. Johnson, and various Johnson family members and trusts for their benefit, may be considered, by their stock ownership and the execution of a shareholder's voting agreement, to form a controlling group of FMR Corp.

(6)
On February 13, 2003, Heartland Advisors, Inc., or Heartland, reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2002, it beneficially owned 413,535 shares. Heartland has sole voting power for 47,785 of the shares and sole power to dispose of all of the shares. According to the filing, the shares beneficially owned by Heartland are held in investment advisory accounts of Heartland. The interests of one investment advisory account, Heartland Value Fund, amount to more than 5% of the class. Heartland Value Fund is a series of Heartland Group, Inc., a registered investment company. The Schedule 13G/A also provides that of the 413,535 shares reported, 335,000 shares also may be deemed beneficially owned by William J. Nasgovitz as a result of his position as an officer and director of Heartland Group, Inc., which position could be deemed to confer upon him voting power over the shares Heartland Group, Inc. beneficially owns.

(7)
Does not include 1,853,825 shares placed into the Trust, of which Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro are Trustees. See Notes (2) and (3) above.

(8)
Consists entirely of shares that such person may acquire under outstanding options.

(9)
Includes a total of 351,150 shares that directors and executive officers may acquire under outstanding options.

COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

        The following table shows cash and non-cash compensation for each of the last three years awarded to or earned by our President and our other most highly compensated four executive officers whose salaries and bonuses exceeded $100,000 in 2002. The executives named in this table are referred to in this proxy statement as our named executive officers.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)	All Other Compensation(2)
Randolph L. Marten Chairman and President	2002 2001 2000	$300,000 300,000 300,000	$	— — 30,000	$3,905 4,550 3,962	$2,750 2,625 2,625
Darrell D. Rubel Executive Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	142,000 142,000 142,000		— — 13,000	3,905 4,550 3,962	77,927 105,161 90,413
Robert G. Smith Chief Operating Officer	2002 2001 2000	181,593 179,113 172,224		— 3,582 17,222	1,502 — 855	1,816 1,765 1,722
Timothy P. Nash Executive Vice President of Sales and Marketing	2002 2001 2000	181,593 179,113 172,224		— 3,582 17,222	2,353 1,070 1,828	1,816 1,765 1,722
John H. Turner Vice President of Sales	2002 2001 2000	150,000 134,423 117,000		— 2,688 8,775	17,308 468 291	1,385 1,344 1,170

(1)
All compensation in this column for Mr. Marten and Mr. Rubel is the value of vacations for which we paid on their behalf. All compensation in this column for Mr. Smith and Mr. Nash for all three years, and for Mr. Turner in 2001 and 2000, are reimbursed personal travel expenses. All compensation in this column for Mr. Turner in 2002 is the payment of accumulated vacation pay.

(2)
The compensation in this column for Mr. Rubel consists of annual deferrals of salary to a deferred compensation account in the amount of $50,000, plus interest on the deferred account balance. See "Compensation and Other Benefits—Employment Agreement." All other compensation in this column is our contribution under our 401(k) plan.

Option Grants and Exercises in 2002

        The following tables provide information for 2002 regarding our named executive officers' options to purchase shares of our common stock.

Option Grants in 2002

Name	Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in 2002(%)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value (1)($)
John H. Turner	22,500	50.0	17.60	1/22/12	157,275

(1)
The grant date present value was estimated using the Black-Scholes option pricing model with the following assumptions: 6 year expected option life, 4.3% risk-free interest rate, 32.0% expected stock price volatility and no expected dividend payments.

Aggregated Option Exercises in 2002 and
December 31, 2002 Option Values

				Securities Underlying Unexercised Options at December 31, 2002(1)(#)		Value of Unexercised In-the-money Options at December 31, 2002(2)($)
Name	Shares Acquired on Exercise	Value Realized ($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Randolph L. Marten	—	—		75,000	—	395,250	—
Darrell D. Rubel	—	—		37,500	—	197,625	—
Robert G. Smith	—	—		31,000	1,500	162,290	6,285
Timothy P. Nash	15,600	55,133	(3)	15,400	1,500	80,078	6,285
John H. Turner	—	—		2,500	24,000	12,605	36,435

(1)
The exercise price may be paid in cash or, at the Compensation Committee's option, in shares of our common stock valued at fair market value on the exercise date.

(2)
Based on the closing sale price on December 31, 2002 of $18.94.

(3)
Based on exercise price of $13.67 and sales of 15,000 shares at $17.20 on February 12, 2002, 500 shares at $17.309 on November 4, 2002, and 100 shares at $17.30 on November 4, 2002.

Equity Compensation Plan Information

        The following table summarizes our equity compensation plan information as of December 31, 2002:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	496,150	$13.83	221,250
Equity compensation plans not approved by security holders	—	—	—

Total	496,150	$13.83	221,250

Employment Agreement

        On May 1, 1993, we entered into a ten-year Employment Agreement with Darrell D. Rubel to employ Mr. Rubel as our Executive Vice President, Chief Financial Officer and Treasurer. We entered into this Employment Agreement to retain the long-term services of Mr. Rubel. This agreement also gave us stability due to the failing health of Roger R. Marten, who was our Chief Executive Officer until his death in August 1993. Mr. Rubel is currently paid annual cash compensation of $192,000, with $142,000 currently paid in base salary and $50,000 added to a deferred compensation account for Mr. Rubel. Our Board may increase but not decrease the base salary and the deferred compensation. The deferred compensation is added to a special account for Mr. Rubel in equal amounts of $25,000 on June 30 and December 31 of each year, as long as Mr. Rubel is a current employee. We also are required to credit the deferred account with interest on the outstanding balance on the last day of each quarter at an annual rate equal to the prime rate in effect on the first business day of the applicable year, less 1.0 percent. Beginning January 1, 1998, and for each following year, Mr. Rubel can direct a percentage of his compensation, less than or equal to 40%, to be added to the deferred account. Mr. Rubel now has a fully vested interest in all amounts in the deferred account. If we terminate the agreement before it expires without "cause" and for other than the death or disability of Mr. Rubel, or Mr. Rubel terminates the agreement for "good reason," we must pay Mr. Rubel a lump sum amount. The amount is calculated as (a) the present value of his current base salary for a five year period and (b) the balance of the deferred account plus an amount equal to five times the current annual amount that we would have added to the deferred account. The agreement prevents Mr. Rubel from competing with us for a one year period after his employment terminates. The agreement also requires Mr. Rubel to assign inventions to us and to keep our proprietary information confidential.

Change in Control Arrangements

        Our stock option plan and standard form of stock option agreement provide that if we undergo or experience a change in control, then all outstanding options that have been held by an optionee for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the optionee remains in our employ or service. Our option plan and agreements also generally allow us to pay some or all optionees cash in an amount equal to the excess of the fair market value of the shares of common stock subject to options immediately prior to the effective date of a change in control over the aggregate exercise price per share of the options.

        For purposes of our option plan and agreements, a change in control will be deemed to have occurred upon:

  •
  a sale, lease, exchange or other transfer of substantially all of our assets to a person or an entity that is not controlled by us;

  •
  the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

  •
  a merger or consolidation to which we are a party if our stockholders immediately prior to such merger or consolidation own, immediately after such merger or consolidation, securities of the new entity representing less than 50% of the combined voting power of the new entity's then outstanding securities ordinarily having the right to vote at elections of directors;

  •
  any person (other than a person who owns 20% or more of our outstanding common stock at the time the plan was adopted) becoming the owner of 50% or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors; or

  •
  any other change in control of a nature that would be required to be reported pursuant to federal securities laws.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors is responsible for setting and administering policies and plans governing compensation of executive officers and recommends for approval to the Board of Directors the compensation to be paid to the Chairman and President and other executive officers and key employees. The Compensation Committee is composed of three directors, none of whom is a current or former employee of ours, and none of whom is affiliated with any entity (other than Marten Transport) with which any of our executive officers are affiliated.

  Compensation Philosophy

        Our overall compensation policy is designed to enable us to attract, motivate, retain and reward executive officers and other key employees who are likely to contribute to our long-term success. Our compensation policy is designed to achieve the following objectives:

  •
  provide a "team" approach where executive officers and key employees with differing functional responsibilities work together to achieve overall strategic objectives;

  •
  create a performance-based environment with variable compensation based upon achieving annual and long-term business results;

  •
  focus management on maximizing stockholder value through stock-based compensation aligned to stockholder returns;

  •
  provide compensation opportunities depending upon our performance relative to our competitors and changes in our performance over time; and

  •
  ensure that our compensation program is competitive in the industry.

        Consistent with these objectives, our executive compensation program consists of the following components:

  •
  base salary compensation;

  •
  annual incentive compensation; and

  •
  stock-based compensation.

  Base Salary

        Base salaries for executive officers are established at levels that are considered to be competitive with salaries for comparable positions with similar companies in our industry, as well as each executive's experience, level of responsibility and performance. The comparable companies selected include publicly traded long-haul truckload carriers. Following these policies, we typically increase base salaries for executive officers modestly from year to year. The Compensation Committee believes that the base salaries of its executive officers are on the moderate side of being competitive in its industry.

  Incentive Compensation

        Our incentive compensation program for executive officers provides for bonuses of up to 50% of annual base compensation if we exceed targeted earnings per share, or EPS. If our performance is no more than 4% below our targeted EPS, each officer will accrue a bonus of 5% of annual base compensation and if our performance is 105% or more of targeted EPS, each officer will accrue a bonus of 50% of annual base compensation. Bonuses are prorated for performance falling between these achievement percentages. Each executive officer has the opportunity to earn an additional discretionary bonus of up to 10% of annual base compensation based upon achieving certain individual performance objectives. We did not achieve targeted EPS in 2002 and, accordingly, no bonuses were earned under the incentive compensation program. In addition, we did not pay any discretionary bonuses for 2002.

  Stock Compensation

        The third component of our executive compensation program consists of stock-based compensation. We award stock options to align the interests of our executive officers and key personnel with our stockholders and to increase our long-term value. Through deferred vesting, this component of our compensation program creates an incentive for individuals to remain with us. In the past, our executive officers have been granted, on the date of their initial election as an officer, an option to purchase 30,000 shares of common stock (or 22,500 shares if they were promoted from a director-level position and had received a stock option grant at the time of their promotion to the director-level position). In addition, stock options are granted to our executive officers and key personnel from time to time based primarily upon the individual's actual and/or potential contribution and our financial performance. To date, all stock options have been granted at or above fair market value. Generally, such options vest over a period of several years.

  Summary

        The Compensation Committee believes that its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives and align the executives' interests with those of the stockholders.

COMPENSATION COMMITTEE
THOMAS J. WINKEL (CHAIR) LARRY B. HAGNESS JERRY M. BAUER

Comparative Stock Performance

        The graph below compares the cumulative total stockholder return on our common stock with The Nasdaq Stock Market index and the SIC code 4213 (trucking, except local) line-of-business index for the last five years. Media General Financial Services prepared the line-of-business index. The graph assumes $100 is invested in our common stock, The Nasdaq Stock Market index and the line-of-business index on January 1, 1998, with reinvestment of dividends.

Compare 5-Year Cumulative Total Return
Among Marten Transport, Ltd.,
Nasdaq Market Index and SIC Code Index

ASSUMES $100 INVESTED ON JAN. 01, 1998
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2002

CERTAIN TRANSACTIONS

        We purchase fuel, tires and related services from Bauer Built, Incorporated, or BBI. Jerry M. Bauer, one of our directors, is the president and a stockholder of BBI. Our payments to BBI were $2.2 million in 2002, $1.7 million in 2001 and $2.2 million in 2000. Other than any benefit received from his ownership interest, Mr. Bauer receives no compensation or other benefits from our business with BBI.

        We acquired a 45 percent equity interest in MW Logistics, LLC, or MWL, through an investment of $500,000 in November 2001. We earned $6.3 million of our revenue in 2002 and $1.5 million of our revenue in 2001 through transportation services arranged by MWL, a provider of logistics services to the transportation industry. We also have a trade receivable of $1.1 million from MWL as of December 31, 2002. We have a commitment subject to restrictive covenants through March 2003 to provide revolving loans to MWL in the amount of $1.25 million. We have informed MWL that we do not intend to call for payment of this loan before January 1, 2004. The balance of our revolving loan receivable from MWL was $290,000 as of December 31, 2002.

        We believe that these transactions with related parties are on reasonable terms which, based upon market rates, are comparable to terms available from unaffiliated third parties.

INDEPENDENT PUBLIC ACCOUNTANTS

        We dismissed Arthur Andersen LLP as our independent accountants on July 3, 2002, as reported in a Form 8-K, dated July 9, 2002, that we previously filed with the SEC. We engaged KPMG LLP as our new independent accountants on July 3, 2002. Our Audit Committee recommended and approved the decision to change independent accountants.

        The reports of Arthur Andersen LLP on our financial statements as of and for the years ended December 31, 2001 and December 31, 2000, the two most recent fiscal years, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the 2001 and 2000 fiscal years, and through July 3, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to such disagreements in their reports on the financial statements for such years and subsequent interim period. Additionally, during the 2001 and 2000 fiscal years, and through July 3, 2002, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Arthur Andersen LLP furnished us with, and we previously filed with the SEC, a letter addressed to the SEC stating that it agrees with the above statements.

        In our two most recent fiscal years, and through July 3, 2002, we did not consult with KPMG LLP regarding the following: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement," as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        We intend to appoint KPMG LLP to audit our books and records for the fiscal year ending December 31, 2003. We expect at least one representative of KPMG LLP to be present at the annual meeting. Such representative(s) will have the opportunity to make a statement at the meeting if they desire to do so. We also expect such representative(s) will be available to respond to appropriate questions.

FEES OF INDEPENDENT AUDITORS

        The following table presents the aggregate fees billed for professional services rendered by KPMG LLP and Arthur Andersen LLP for the fiscal year ended December 31, 2002 and the fiscal year ended December 31, 2001.

	Aggregate Amount Billed by KPMG LLP ($)		Aggregate Amount Billed by Arthur Andersen LLP ($)
Services Rendered
	2002	2001	2002	2001
Audit Fees(1)	73,500	—	5,000	77,500
Audit-Related Fees(2)	8,000	—	—	9,800
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—

(1)
With respect to KPMG LLP in 2002, these fees consisted of the annual audit of our financial statements for 2002, and the reviews of our financial statements included in our Form 10-Qs for the second and third quarters of 2002. With respect to Arthur Andersen LLP in 2002, these fees consisted of the review of our financial statements included in our Form 10-Q for the first quarter of 2002. With respect to Arthur Andersen LLP in 2001, these fees consisted of the annual audit of our financial statements for 2001, and the reviews of our financial statements included in our Form 10-Qs for the first, second and third quarters of 2001.

(2)
With respect to KPMG LLP, these fees consisted of the audit of our 401(k) plan. With respect to Arthur Andersen LLP, these fees consisted of $5,800 for the audit of our 401(k) plan and $4,000 for special work associated with supplier agreements and Statement of Financial Accounting Standards No. 133.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file. To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that with respect to one transaction, an option exercise and subsequent sale of shares in November 2002, Mr. Nash filed a Form 4 three days late.

PROPOSALS FOR THE NEXT ANNUAL MEETING

        Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by December 9, 2003, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

        A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 22, 2004. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

        This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

        A copy of our 2002 Annual Report on Form 10-K (excluding exhibits) has been sent with this Notice of Annual Meeting and Proxy Statement. The Annual Report on Form 10-K describes our financial condition as of December 31, 2002.

Very truly yours,

Randolph L. Marten Chairman of the Board and President

APPENDIX A
MARTEN TRANSPORT, LTD.
AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee (the "Committee") is a standing committee of the Board of Directors (the "Board") of Marten Transport, Ltd. (the "Company"). This Audit Committee Charter shall govern the operations of the Committee.

Statement of Policy

        The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the Company's shareholders, potential shareholders, the investment community and other constituents, relating to the quality and integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to engage and determine funding for outside counsel or other experts as the Committee deems necessary for these purposes and with respect to its other duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and all other advisors.

Organization

        The members of the Committee shall be appointed by the Board and shall consist of at least three independent Board directors. Each member of the Committee shall, at the time of his or her appointment, be able to read and understand fundamental financial statements, including the Company's balance sheet, statement of operations and cash flow statement. In addition, at least one member of the Committee shall be an "audit committee financial expert," as defined and required under the federal securities laws and rules and regulations of the Securities Exchange Commission (SEC), as amended from time to time.

        All Committee members shall meet the independence requirements set forth in the federal securities laws and under the rules and regulations established by the SEC and the Nasdaq Stock Market, as may be amended from time to time.

        The Board shall be responsible for determining "independence" of Committee members and qualifications of a member as an "audit committee financial expert."

        The Committee shall meet a minimum of four (4) times per year, either in person or telephonically (if appropriate). Additional meetings will be scheduled as circumstances dictate. The Committee shall require members of management, the independent auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its job to foster open communications, the Committee shall meet in separate executive sessions during certain of its meetings with management and the independent auditors to discuss any matters that the Committee (or either of the two groups) believes should be discussed in private.

Responsibilities and Processes

        In carrying out its responsibilities the Committee shall:

  •
  Oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board.

  •
  Have sole authority to appoint and oversee the work of the Company's independent auditors and establish the compensation to be paid to the independent auditors. The Company's independent auditors shall report directly to the Committee.

  •
  Pre-approve all audit services and permissible non-audit services provided by the independent auditors as required under the federal securities laws and rules and regulations of the SEC, as may be amended from time to time.

  •
  Establish procedures for the receipt, retention and treatment of complaints, including confidential, anonymous submissions by employees of the Company, regarding accounting, internal accounting controls or auditing matters.

  •
  Oversee the establishment and administration (including the grant of any waiver from) of a written code of ethics applicable to each of the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

        The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to react more effectively to changing conditions and circumstances. The Committee shall take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

        The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate. More specifically, the Committee shall:

  •
  Discuss with the auditors their independence from management and the Company. The Committee shall obtain and review a written statement from the auditors regarding their independence consistent with the Independence Standards Board Statement No. 1 or any successor standard, as either may be amended from time to time.

  •
  Discuss with the independent auditors the overall scope and plans for their audits. In addition, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs.

  •
  On a periodic basis, but not less than annually, the Committee shall discuss with the independent auditors, reports regarding:

  •
  the selection of, or any changes in, the Company's critical accounting policies, and alternative and preferred treatment of financial information under GAAP,

  •
  the independent auditor's internal quality-control procedures,

  •
  any material issues raised by the most recent internal quality-control review or peer review of the independent auditor,

    •
    any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor,

    •
    any steps taken to deal with any issues described in the two preceding clauses,

    •
    all relationships between the independent auditor and the Company, and

    •
    any issues regarding the Company that the independent auditor discussed with its national office.

  •
  Prior to release, the Committee shall review all announcements of interim and annual financial results, as well as periodic earnings guidance to be publicly released by the Company, and discuss such announcements with management and the independent auditors. The chair or other designated representative of the Committee may represent the entire Committee for purposes of this review.

  •
  Review the interim financial statements with management and the independent auditors prior to public release of quarterly results or, if quarterly results are not released, prior to the filing of the Company's Quarterly Report on Form 10-Q, including their judgment about the quality (not just acceptability) of critical accounting policies and practices, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair or other designated representative of the Committee may represent the entire Committee for purposes of this review.

  •
  Review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality (not just acceptability) of critical accounting policies and practices, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. In addition, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including alternative treatments of financial information within generally accepted accounting principles that have been discussed with management. Further, the

    Committee shall indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company's Annual Report on Form 10-K and shall review and approve the report of the Committee required to be included in the Company's annual proxy statement.

  •
  Meet separately with the independent auditors, with and without management present, to discuss any significant disagreements between management and the independent auditors in connection with the audit, and any difficulties or problems encountered during the course of the audit (including any restrictions on the scope of work or access to required information) and management's response thereto. The Committee has the sole authority to resolve disagreements, if any, between management and the independent auditors.

  •
  In connection with each periodic report of the Company, review a report from management containing an evaluation of the effectiveness of the Company's disclosure controls and procedures, which shall include the report of the Chief Executive Officer and Chief Financial Officer to be included in each Quarterly Report on Form 10-Q and Annual Report on Form 10-K regarding the Company's disclosure controls and procedures, and the report of management to be included in each Annual Report on Form 10-K regarding the effectiveness of the Company's internal control structure and procedures for financial reporting.

  •
  Review and reassess the adequacy of this Charter annually and submit the Charter to the Board for its approval.

  •
  Review and either approve or disapprove all related party transactions.

        It is not the duty or the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Approved by Marten Transport, Ltd.
Board of Directors

April 3, 2003

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
1.	ELECTION OF DIRECTORS:		(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)
	FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD all nominees listed to the right ☐	01 RANDOLPH L. MARTEN 04 THOMAS J. WINKEL	02 DARRELL D. RUBEL 05 JERRY M. BAUER	03 LARRY B. HAGNESS 06 CHRISTINE K. MARTEN
2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees named in Proposal 1 above. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:	, 2003

Signature
Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

/*\ FOLD AND DETACH HERE /*\

Marten Transport, Ltd.

This Proxy is solicited by the Board of Directors

        The undersigned hereby appoints RANDOLPH L. MARTEN and DARRELL D. RUBEL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Marten Transport, Ltd. held of record by the undersigned on March 21, 2003, at the Annual Meeting of Stockholders to be held on May 6, 2003, and at any adjournments thereof.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ FOLD AND DETACH HERE /*\

You can now access your Marten Transport, Ltd. account online.

Access your Marten Transport, Ltd. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Marten Transport, Ltd., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

 The confidentiality of your personal information is protected using secure socket layer (SSL) technology.
•    SSN or Investor ID
•    PIN
•    Then click on the Establish PIN button
Please be sure to remember your PIN, or maintain it in a secure place for future reference.	You are now ready to log in. To access your account please enter your:

•    SSN or Investor ID
•    PIN
•    Then click on the Submit button
If you have more than one account, you will now be asked to select the appropriate account.	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•    Certificate History
•    Book-Entry Information
•    Issue Certificate
•    Payment History
•    Address Change
•    Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

QuickLinks

VOTING OF SHARES
ELECTION OF DIRECTORS Proposal 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION AND OTHER BENEFITS
Summary Compensation Table
Option Grants in 2002
Aggregated Option Exercises in 2002 and December 31, 2002 Option Values
Compare 5-Year Cumulative Total Return Among Marten Transport, Ltd., Nasdaq Market Index and SIC Code Index
CERTAIN TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
FEES OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT
APPENDIX A MARTEN TRANSPORT, LTD. AUDIT COMMITTEE CHARTER